Exhibit 34.2

Report of Independent Registered Public Accounting Firm

The Board of Directors

The Trust & Securities Services department of Deutsche Bank National Trust Company and Deutsche

Bank Trust Company Americas:

We have examined management’s assessment, included in the accompanying Management’s Assessment of Compliance, that the Trust & Securities Services department of Deutsche Bank National Trust Company and Deutsche Bank Trust Company Americas (collectively the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Honda Auto Receivables 2013-3 Owner Trust asset-backed securities transaction and the Honda Auto Receivables 2015-2 Owner Trust asset-backed securities transaction (the “Platform”), except for servicing criteria 1122(d)(1)(i)-1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(2)(iii)-1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended March 31, 2017. With respect to the Platform, servicing criterion 1122(d)(3)(ii) is applicable only as it relates to remittances. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria, as of and for the year ended March 31, 2017, is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois

April 27, 2017